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                                                                    EXHIBIT (11)

                      TEMPLE-INLAND INC. AND SUBSIDIARIES

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (IN MILLIONS EXCEPT FOR PER SHARE DATA)

                                                                     YEAR ENDED
                                                              -------------------------
                                                              1997      1996      1995
                                                              -----    ------    ------
Basic
Weighted average shares outstanding.........................   56.0      55.5      56.0
                                                              =====    ======    ======
Net income..................................................  $50.8    $132.8    $281.0
                                                              =====    ======    ======
Earnings per share..........................................  $0.91    $ 2.39    $ 5.02
                                                              =====    ======    ======
Diluted
Weighted average shares outstanding.........................   56.0      55.5      56.0
Dilutive effect of stock options............................    0.2       0.1       0.1
                                                              -----    ------    ------
Total weighted average shares outstanding...................   56.2      55.6      56.1
                                                              =====    ======    ======
Net income..................................................  $50.8    $132.8    $281.0
                                                              =====    ======    ======
Earnings per share..........................................  $0.90    $ 2.39    $ 5.01
                                                              =====    ======    ======